EXHIBIT 99

Note 18 - Discontinued Operations

          In December 2000 management decided to sell substantially all of UTS' assets and discontinue UTS' operations after the sale.  On March 31, 2001, management signed an asset purchase agreement to sell UtiliTech to Quanta Services, Inc. (Quanta) for approximately $3.1 million in cash and assumption of an operating lease for equipment of approximately $11.6 million.  Quanta acquired the trade names under which UtiliTech operated, crew tools, equipment under the operating lease, contracts, inventory relating to certain contracts and work force in place.  UTS retained approximately $2.2 million in accounts receivable, net of allowance for uncollectibles, and equipment under the operating lease with an aggregate unamortized balance of approximately $2.8 million.

          During 2001 the $2.0 million loss on disposal of a segment, net, resulted primarily from actual operating losses in 2001 in excess of estimated operating losses for 2001 that were included in the loss on disposal of a segment for the year ended December 31, 2000; the $1.3 million loss on the auction of equipment in June 2001 and subsequent extinguishment of the operating lease; and the final asset and receivable settlement agreement signed in November 2001.

          At December 31, 2001, UTS had only nominal assets since receivables have been either collected or written off.

          As of December 31, 2001, several contingent liabilities relating to UTS exist.  Under the asset purchase agreement, UTS and its sole member have agreed to indemnify Quanta for losses resulting from certain breaches or failures by UTS and its sole member to fulfill their obligations under the asset purchase agreement, for taxes and other losses arising from events occurring prior to the sale.  The indemnification amount is limited to approximately $5.0 million until April 1, 2003.  The limitation does not apply to fraudulent misrepresentations.  At December 31, 2001, no amounts have been recorded for the indemnifications because no claim has been asserted by Quanta, and Management has determined the possibility of a claim is not probable.

          Additional information about UTS is as follows:

	For the year ended December 31,
	2001	2000	1999
	(Thousands)
Revenues	$5,043	$18,125	$6,866
Loss from operations, net	$-	$(5,411)	$(1,304)
Income tax benefit associated with
loss from operations	$-	$3,390	$662
Loss on disposal of segment, net	$2,035	$1,450	$-
Income tax benefit associated with
loss on disposal of segment	$1,275	$908	$-

Note 19 - Commitments and Contingencies

          Construction and investment in joint ventures expenditures for 2002 are estimated to be $162 million, excluding AFUDC, and for the five-year period ending 2006 are expected to total $663 million, excluding AFUDC.  Scheduled maturities of debt and preferred stock will total approximately $30.8 million for 2002 and approximately $312.4 million for the five-year period ending 2006.

          For information on legal proceedings affecting us, see Note 18 - "LDEQ Litigation."

          For information regarding off-balance sheet commitments see " Management's Discussion and Analysis of Financial Condition and Results of Operations - Cash Generation and Cash Requirements - Off-Balance Commitments."

          Cleco Power has accrued for liabilities to third parties, employee medical benefits, storm damages and deductibles under insurance policies that it maintains on major properties, primarily generating stations and transmission substations.  Consistent with regulatory treatment, annual charges to operating expense to provide a reserve for future storm damages are based upon the average amount of noncapital, uninsured storm damages experienced by Cleco Power during the previous five years.

Note 20 - Subsequent Event - Insured Retail Notes

          On February 8, 2002, Cleco Power issued $25.0 million aggregate principal amount of its 6.125% retail notes due March 1, 2017 .  The retail notes were registered under the Securities Act of 1933, as amended, pursuant to the shelf registration statement (Registration No. 333-52540) of Cleco Power.  Payment of regularly scheduled principal and interest on the retail notes is insured by a financial guaranty insurance policy issued by Ambac Assurance Corporation.  Cleco Power can redeem the retail notes at its option on or after March 1, 2005.  Representatives of deceased beneficial owners of the retail notes have the option to redeem the retail notes, subject to certain limitations.

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Note 21 - Risks and Uncertainties

          Evangeline is engaged in operating and maintaining the generation assets under a tolling agreement with Williams as discussed in Note 2 - "Summary of Significant Accounting Policies."  The agreement exposes Cleco to credit risk in the event of nonperformance by Williams.  Additionally, in the event of nonperformance, Cleco would potentially be required to sell power in the open market, which would subject Cleco to fluctuations in market prices rather than receiving the guaranteed minimum payments due under the tolling agreement.

Note 22 - Miscellaneous Financial Information (Unaudited)

          Quarterly information for Cleco for 2001 and 2000 is shown in the following table.  All share and per share amounts have been adjusted to reflect the April 27, 2001 two-for-one stock split.

	______________________________________________
	2001
	______________________________________________
	(Thousands, except per share amounts)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Operating revenue	$253,111	$303,700	$306,969	$194,839
Operating income	30,128	33,689	59,396	26,327
Net income applicable to common stock	10,221	12,601	30,595	14,945
Basic net income per average common share	0.23	0.28	0.68	0.33
Diluted net income per average common share	0.22	0.27	0.65	0.33
Dividends paid per common share	0.2125	0.2175	0.2200	0.2200
Closing market price per share High	25.03	23.59	22.92	22.08
Low	20.36	21.25	19.48	19.60
	______________________________________________
	2000
	______________________________________________
	(Thousands, except per share amounts)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Operating revenues as reported in 10-Q	$141,026	$189,003	$273,668	$233,605
Adjustments:
Operating revenue from UTS	(3,609)	(3,541)	(4,543)	(6,431)
Reclassification to/from Other income (expense)	(322)	1,159	-	-
Operating revenues adjusted	137,095	186,621	269,125	227,174
Operating income as reported in 10-Q	$ 23,103	$ 31,748	$ 59,805	$ 21,466
Adjustments:
Operating loss from UTS	660	2,407	1,794	3,289
Reclassification to/from Other income (expense)	430	2,477	16	-
Operating income adjusted	24,193	36,632	61,615	24,755
Loss from discontinued operations, net of tax	(438)	(1,599)	(1,192)	(2,182)
Loss on disposal of segment, net of tax	-	-	-	(1,450)
Extraordinary gain, net of tax	2,508	-	-	-
Net income applicable to common stock	$ 12,258	$ 16,454	$ 29,677	$ 4,725
Net income applicable to common stock before extraordinary gain	$ 9,750	$ 16,454	$ 29,677	$ 4,725
Basic net income per average common share before extraordinary gain	$ 0.22	$ 0.37	$ 0 .66	$ 0.11
Basic net income per average common share	$ 0.27	$ 0.37	$ 0.66	$ 0.11
Diluted net income per average common share before extraordinary gain	$ 0.22	$ 0.36	$ 0.63	$ 0.11
Diluted net income per average common share	$ 0.27	$ 0.36	$ 0.63	$ 0.11
Dividends paid per common share	$ 0.2075	$ 0.2125	$ 0.2125	$ 0.2125
Closing market price per share High	$ 16.97	$ 18.13	$ 23.38	$ 27.69
Low	$ 15.22	$ 16.44	$ 17.07	$ 22.32

          Cleco's common stock is listed for trading on the New York and Pacific stock exchanges under the ticker symbol "CNL."  Cleco's preferred stock is not listed on any stock exchange.  On December 31, 2001, Cleco had 8,990 common and 115 preferred shareholders, as determined from the records of the transfer agent.

          On January 25, 2002, Cleco's Board of Directors declared a quarterly dividend of 22.00 cents per share payable February 15, 2002, to common shareholders of record on February 4, 2002.  Preferred dividends were also declared payable March 1, 2002, to preferred shareholders of record on February 15, 2002.

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